FRED ALGER & COMPANY, LLC

SELLING AGREEMENT

Fred Alger & Company, LLC (the “Distributor”) acts as the principal distributor of the shares of beneficial interest of Alger Next Gen Growth Fund (the “Fund”) pursuant to a distribution agreement between the Distributor and the Fund (the “Distribution Agreements”). The Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). As principal distributor, the Distributor invites you (the “Company”) (i) to distribute the Fund’s shares of beneficial interest (the “Shares”) to your customers, (ii) in certain cases to act as a clearing broker-dealer for other introducing or correspondent brokers or registered investment advisers that distribute Shares to their customers (“IBDs”), or (iii) to distribute Shares to your customers through the services of one or more clearing broker(s) that has entered into an agreement with us (“Clearing Broker”) (the definition of “Dealer” or “you” or “your” herein to include each such other IBD or Clearing Broker, and “Company’s customers” to include customers of IBDs), upon the following terms and conditions:

Section 1.  SHARES PURCHASED BY COMPANY’S CUSTOMERS

(a)  In all sales of Shares, Company shall act as dealer for Company’s own or an IBD’s account, and in no transaction shall Company have any authority to act as agent, broker or employee for the Fund or for Distributor, except to the extent that such an agency relationship is required by applicable law.

(b)  Sale of Shares to Company’s customers will be subject to the minimum investment requirements and at the applicable public offering price described in the prospectus and statement of additional information of the Fund in effect on the date of the sale (the prospectus and statement of additional information as of any such sale date or of any applicable repurchase date being sometimes referred to together herein collectively as the “Prospectus and SAI”) or as otherwise permitted by law.

(c)  Company understands that all orders are subject to acceptance or rejection by Distributor or the Fund in the sole discretion of either. Purchase orders will be subject to such procedures as may be mutually agreed upon by Company and Distributor from time to time.

(d)  Payment for Shares purchased shall be made pursuant to the Fund’s instructions as provided from time to time and in accordance with the terms of the Prospectus and SAI.

(e)  The Distributor will accept orders for the purchase of Shares through the transfer agent for the Fund (“Transfer Agent”), on the Distributor’s behalf. The parties may effect transactions in shares of the Fund through the Fund/SERV service of the National Securities Clearing Corporation (“NSCC”) and, if applicable, may maintain account records through the NETWORKING service of the NSCC, all in accordance with NSCC requirements.

(f)  With respect to omnibus accounts maintained by the Transfer Agent on behalf of the Company, the Company agrees to provide the Distributor, at least monthly, with a summary of the number of shareholder accounts maintained by the Company for each such account.

Section 2.  FUND INFORMATION

(a)  Except as otherwise provided in this section (a), the Company will furnish each of its clients to whom it sells or offers to sell Shares a copy of the then-current Prospectus of the Fund. If the client requests, the Company will send a paper or electronic copy (as the client may specify) of the Fund’s Statement of Additional Information and most recent annual and semi-annual reports. Such copies shall be sent within three business days after receipt of the client’s request. The Distributor shall supply the Company with additional copies of the Prospectus and SAI upon the Company’s request. The Company shall not make any representations concerning the Shares except those contained in the Prospectus and SAI, and such supplemental information as the Fund or the Distributor furnishes in writing to the Company from time to time. Any printed information that the Distributor furnishes to the Company other than Prospectus and SAI, information supplemental to the Prospectus and SAI issued by the Fund, periodic reports, and proxy solicitation materials shall be the sole responsibility of the Distributor and not that of the Fund. The Company agrees that the Fund shall have no liability or responsibility to the Company in these respects, unless the Fund expressly assumes responsibility, in writing, in connection therewith.

(b)  The Distributor shall make electronic delivery of the Prospectus and SAI, periodic reports and proxy solicitation materials available to Fund Shareholders in accordance with applicable laws and regulations. The Company shall use its best efforts to encourage its clients who buy Shares to receive such materials electronically. These efforts shall include, but not be limited to, obtaining such client consent to electronic delivery as is required by law, rule or regulation, and participating in the Investor Communication Services Electronic Delivery program or other suitable electronic delivery program.

Section 3.  COMPENSATION

The Distributor will compensate the Company for its services in accordance with the terms of Schedule A hereto.

Section 4.  AUTHORITY

The Company shall act as dealer for the Company’s own account in all sales of Shares to the public. The Company shall not have any authority to act as an agent, employee or representative of the Distributor or the Fund or to make any representation on behalf of the Distributor or on behalf of the Fund.

Section 5.  COMPLIANCE

(a)  The Distributor and the Company shall comply with all applicable federal and state laws, rules, and regulations, in conducting their activities, including but not limited to: federal and state securities laws; all rules, regulations and interpretations by governmental and regulatory bodies and self-regulatory organizations having jurisdiction over the Distributor and the Company, including but not limited to the U.S. Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Authority (“FINRA”); all rules, regulations, and procedures of the NSCC; and all federal and state banking laws, as applicable. The Distributor shall have full authority to take such action as the Distributor may deem advisable with respect to all matters pertaining to the continuous offering, distribution and redemption of Shares and this Agreement.

(b)  Upon request, the Distributor will inform the Company as to the states and jurisdictions which, to the best information and belief of the Distributor, the Shares have been registered for sale or are exempt from the requirement of the respective securities laws of such states and jurisdictions. The Distributor assumes no responsibility or obligation as to the Company’s right to sell Shares in any state or jurisdiction.

(c)

(i) The parties each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). The parties hereby agree (a) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by the Privacy Laws in their ordinary course of business; (b) to establish and maintain written procedures reasonably designed to assure the security and privacy of all such information and (c) to cooperate with each other and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties. The obligations contained in this Section 5(c) shall survive the termination of this Agreement.

(ii) The Distributor and the Company may process personal data (as defined in the EU Regulation (EU) 2016/679 (the “GDPR”)) provided to them by the Fund, Fred Alger Management, LLC (the “Advisor”), the Distributor and/or the Company in connection with the marketing and sale of Shares of the Fund. The Distributor and the Company are data controllers in respect of this personal data and are responsible for ensuring that they process it in compliance with any relevant legislation in force from time to time protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller and/or data processor in the country or territory in which the data controller and/or data processor is established, including the California Consumer Privacy Act, GDPR and any other applicable national or state laws, regulations and secondary legislation, as amended or updated from time to time and any successor legislation (the “Applicable Data Protection Laws”).

(iii) Any questions on which personal data the Distributor will process, why and how it will process it, with whom it may share it, and the rights that an individual has in respect of their personal data may be requested from the Distributor.

(iv) The Company undertakes that, where it transfers personal data to the Fund, the Advisor and/or the Distributor, it does so in accordance with Applicable Data Protection Laws.

(v) The Company will take all necessary steps to ensure that any personal data that it provides to the Fund, the Advisor and/or the Distributor is accurate and up to date, and that the Company promptly notify the Fund, the Advisor and/or the Distributor, in accordance with the timelines required under Applicable Data Protection Laws, if it becomes aware of errors in the personal data or of a personal data breach (as this term is defined in the Applicable Data Protection Laws) or if the Company suspects a personal data breach.

(vi) The Company shall be a controller when processing personal data collected or provided to it in connection with the marketing and sale of Shares of the Fund whether from an investor or from the Fund, the Advisor, the Distributor, or from public sources.

(vii) Where the Company processes personal data per (vi) above, it will comply with Applicable Data Protection Laws.

(viii) The Company shall provide all necessary assistance to the Fund, the Advisor and/or the Distributor: (1) to enable the Fund, the Advisor and/or the Distributor to comply with any data subject rights’ requests and to respond to any other queries or complaints from data subjects; and (2) in respect of any data security breach, including informing the Fund, the Advisor and/or the Distributor of any personal data security breach in relation to personal data without undue delay (as defined in the Applicable Data Protection Laws) upon becoming aware of such breach. In the event of a data security breach, the Company shall be responsible for notifying investors whose shares are held in omnibus accounts, as applicable.

(d)  Each party shall comply with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended, and the rules promulgated thereunder, and all federal, state, self-regulatory organization and SEC anti-money laundering laws, rules, and regulations.

(e)  The parties acknowledge that neither the Distributor nor the Fund shall compensate the Company for promoting or selling the Shares by having the Fund’s portfolio securities transactions or any form of remuneration resulting from such transactions directed to the Company. Each party further agrees that it has not entered into any agreement with or on behalf of the Fund pursuant to which the Fund or any affiliate is expected to direct portfolio transactions or remuneration received in connection therewith to any party to compensate that party for promoting or selling Shares. The Fund has implemented policies and procedures reasonably designed to ensure compliance with Rule 12b-1(h) under the 1940 Act.

(f)  The Company agrees that it will make no offers or sales of Shares in any foreign jurisdiction, except with the express written consent of the Distributor.

(g)  The Company agrees to notify the Distributor within a reasonable time of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Company or its affiliates, employees or agents. The Company agrees to cooperate with the Distributor in resolving any such customer complaint. The Company further agrees to cooperate in any regulatory examination of the Distributor to the extent that examination involves the Agreement or the Company’s sales of Shares.

Section 6.  REPRESENTATIONS AND WARRANTIES

(a)  The Company represents and warrants that:

(i)

it is a duly registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and member in good standing of FINRA, and is licensed and authorized to conduct the transactions contemplated by this Agreement; or

(ii)

it is a bank (as defined by Section 3(a)(6) of the Exchange Act), or a savings association or savings bank that has deposits insured by the FDIC, licensed and authorized to carry on investment business in the U.S. (including the transactions contemplated by this Agreement) subject to the supervision and regulation of relevant U.S. banking authorities, that does not engage in any activity requiring the registration of the Company as a broker or dealer under the Exchange Act or regulations thereunder.

(b)	The Distributor represents and warrants that:

(i)	the Fund has been duly organized under the 1940 Act;

(ii)	the Shares are registered under the Securities Act of 1933, as amended (the “1933 Act”);

(iii)	the Prospectus and SAI comply in all material respects with applicable regulatory and disclosure requirements; and

(iv)	it is a duly registered broker-dealer under the Exchange Act and member in good standing of FINRA, and is licensed and authorized to conduct the transactions contemplated by this Agreement.

Section 7.  INDEMNIFICATION

(a)  The Company shall indemnify the Distributor and its directors, officers, trustees, employees, and agents (collectively the “Distributor Indemnified Parties”), from and against all losses suffered, claims, damages, obligations, penalties, actions, judgments, suits, costs, disbursements, liabilities or expenses whatsoever (including losses resulting from changes in Share prices, reasonable legal fees and expenses, and returned checks), other than those resulting from the bad faith or gross negligence on the part of the Distributor Indemnified Parties or any associated person of the Distributor, as defined by Article I of the By-Laws of FINRA, which may be imposed on, incurred by or asserted against the Distributor, resulting from the Company’s or any associated person of the Company’s:

(i)	violation of or noncompliance with any applicable law, rule or regulation, related to the services provided for under this Agreement;

(ii)	making of any unauthorized representations in violation of Section 2(a) of this Agreement; or

(iii)	breach of the representations and warranties set forth in Section 7(a) of this Agreement.

(b)	The obligations provided by this Section 8 shall survive termination of this Agreement.

Section 8.  TERM AND TERMINATION

(a)  This Agreement shall become effective upon the date of execution by the Distributor. The provisions of the Distribution Agreements and the Rule 12b-1 Distribution Plans adopted by the Fund are incorporated herein by reference and this Agreement shall continue in effect with respect to the Fund only so long as the continuation of the Distribution Agreement relating to the Fund, and its Rule 12b-1 Distribution Plan, as applicable, are properly approved at least annually by the Board of Trustees of the Fund.

(b)  This Agreement shall be terminable by either party without penalty upon thirty (30) days’ written notice to the other party. The Distributor reserves the right in its discretion, without notice, to suspend sales or withdraw the offering of Shares.

(c)  This Agreement shall terminate automatically in the event that the Company ceases to be a member in good standing of FINRA; upon the occurrence of any event affecting the Company’s registration as a broker-dealer under the Exchange Act; or upon the occurrence of any event affecting the Company’s authorization and license to carry on an investment business, including the transactions contemplated by this Agreement The Company agrees to promptly notify the Distributor upon the occurrence of any such event.

Section 9.  AMENDMENT AND WAIVER

(a)  The Distributor may amend this Agreement at any time upon ten (10) days’ written notice to the Company. The Company’s placing any order after the effective date of notice of any such amendment shall constitute acceptance thereof by the Company.

(b)  Any of the terms of this Agreement may be waived in whole or in part. No term of this Agreement shall be deemed to have been waived unless such waiver is expressed in an instrument in writing signed by the party waiving the term and transmitted to the other party. No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver. Nothing contained in this Section 10 is intended to operate as and shall not in any way whatsoever constitute, a waiver by the Company or the Distributor of compliance with any applicable law, rule or regulation, as described under Section 5(a) of this Agreement.

Section 10.  USE OF NAMES

Neither party shall use the other party’s name, trademark, or service mark without the prior written consent of the other party, except as required by law.

Section 11.  ASSIGNMENT

This Agreement shall not be assignable by the Company. The Distributor may assign its rights and obligations under this Agreement to any affiliate of the Distributor upon written notice to the Company.

Section 12.  NOTICES

(a)  To be effective, all notices, consents, and other communications under this Agreement must be in writing and given by:

(i)	personal delivery;

(ii)	registered or certified United States first class mail return receipt requested; or

(iii)	by e-mail or similar means of same day delivery.

(b)  Unless otherwise agreed to by the Distributor and the Company, all notices, consents, and other communications shall be given as follows:

If to the Distributor:	Fred Alger & Company, LLC
Attn: Legal Department
100 Pearl Street, 27th Floor
New York, NY 10004
E-mail: legal@alger.com

If to the Company:

Section 13.  SETOFF

The Distributor shall be permitted to offset and recover amounts owed to it from any account the Company has with the Distributor without notice or demand to the Company.

Section 14.  GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

Section 15.  SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Section 16.  CAPTIONS

Captions contained in this Agreement are inserted for convenience of reference only and shall not be deemed to define, limit or extend or otherwise affect the meaning or interpretation of this Agreement or any provision hereof.

Section 17.  ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Distributor and the Company regarding Shares and shall supersede any prior agreements or understandings between the parties hereto.

Section 18.  COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Fred Alger & Company, LLC

By:
Name:
Title:
Date:

Please indicate your acceptance of this Agreement by returning a signed copy to the Distributor. The undersigned hereby accepts the offer set forth above.

Accepted

By:
Name:
Title:

SCHEDULE A

Compensation

No compensation is paid with respect to Z Shares.

Compensation for Sale of Fund Shares:

In accordance with the terms and in the percentage amounts as set forth in the Prospectus and SAI, as compensation for the sales of Shares, the Distributor will pay the Company or its agent (the broker of record), with respect to Class A Shares, the applicable sales commission.

Compensation for Shareholder Services:

In compensation for services to shareholders of Class A Shares of the Fund, the Distributor will pay the Company or its agent a shareholder servicing fee in the amount of 0.25% of the average daily amount invested. If the Company retains an agent to provide shareholder services for which the Distributor is expected to compensate the agent, the Company must inform the Distributor in writing at least four weeks prior to the end of the calendar quarter. The Company must inform the Distributor whether it is the entity providing shareholder services.

The minimum quarterly shareholder servicing fee payable by the Distributor is $25. If fees due to the Company during a quarter total less than the $25 minimum payment, the Company will not be paid for providing shareholder services for that quarter.

If the Company is compensated at a lower rate than the compensation stated herein but fails to alert the Distributor within three months of a lower payment, the Distributor will not adjust the Company’s compensation retroactively.